CERTIFICATE OF VICE PRESIDENT
 T. ROWE PRICE EQUITY INCOME FUND
 Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price

Equity Income Fund (the "Fund"), do hereby certify that the prospectus for the

Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Fund this April 28, 2005.

T. Rowe Price Equity Income Fund

(Seal) /s/Henry H. Hopkins
 Henry H. Hopkins, Vice President